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Exhibit 23.03

CONSENT OF KPMG LLP

To the Board of Directors
Versant Corporation

        We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated November 26, 2002, with respect to the consolidated balance sheet of Versant Corporation and subsidiaries as of October 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended and the related financial statement schedule which report appears in the October 31, 2003 annual report on Form 10-K of Versant Corporation.

Mountain View, California
March 22, 2004

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CONSENT OF KPMG LLP